Exhibit 5.1

Ref:	RDS/815323-000001/26116551v2

CASI Pharmaceuticals, Inc.

1701-1702, China Central Office Tower 1

No. 81 Jianguo Road Chaoyang District, Beijing

People’s Republic of China

21 March 2023

Dear Sirs

CASI Pharmaceuticals, Inc. (the "Company")

We have acted as Cayman Islands legal counsel to the Company in connection with amendments to certain registration statements on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on 21 March 2023 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of certain shares, par value US$0.0001 per share (the “Shares”), issuable pursuant to the 2011 Long-Term Incentive Plan and 2021 Long-Term Incentive Plan (the “Plans”) and certain non-plan stock options, which have been assumed by the Company following a redomicile merger between the Company and CASI Pharmaceuticals, Inc., a Delaware corporation.

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed copies of the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 20 March 2023 and effective on 21 March 2023 (the "Memorandum and Articles"), and the written resolutions of the members and the directors of the Company dated 31 January 2023 and 20 March 2023 (together, the "Resolutions").

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorized.

2.	When issued and paid for in accordance with the terms of the Plans and in accordance with the Resolutions, and when appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions were duly passed in the manner prescribed in the memorandum and articles in force and effect at the time when the Resolutions were passed and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below, and (g) upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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